Exhibit 99.1

NEWS RELEASE

APOGEE

Contact: Mary	Ann Jackson

Investor Relations

952-830-0674

Cell: 612-805-9910

mjackson@apog.com

For Immediate Release

Friday, January 2, 2004

APOGEE COMPLETES SALE OF HARMON AUTOGLASS TO GLASS DOCTOR

MINNEAPOLIS, MN (January 2, 2004) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced it has completed the sale of the stock of Harmon AutoGlass, its retail auto replacement glass business, to Synergistic International, Inc., doing business as Glass Doctor, a subsidiary of The Dwyer Group. Terms were not disclosed.

Apogee had previously announced that it had entered a definite purchase agreement with Glass Doctor, as part of its long-term strategic realignment to focus on opportunities in the company’s architectural glass products and services, and picture framing glass businesses.

“We’re pleased that a leader in the auto replacement glass industry, Glass Doctor, will be taking Harmon AutoGlass to a new level of competitiveness,” said Russell Huffer, Apogee chairman, president and chief executive officer. “I would like to thank the Harmon AutoGlass employees for their significant contributions to Apogee over the years.”

Apogee began reporting Harmon AutoGlass in discontinued operations in the second quarter of fiscal 2004. Full-year discontinued operations are expected to reflect a charge of $0.25 to $0.32 per share, or $7 to $9 million, for the transaction and transition costs of exiting retail auto glass. Apogee anticipates that the transaction will be neutral from a cash flow perspective.

About Apogee Enterprises

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

■	Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of

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coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

■	Large-scale optical technologies companies develop and produce high technology glass that enhances the visual performance of products for the display, imaging and picture framing industries. Businesses in this segment are: Tru Vue, a North American value-added glass and matboard manufacturer for the custom framing and pre-framed art markets; and Viratec, a producer of optical thin film coatings for the global display, imaging and picture framing markets.
■	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

About Glass Doctor and The Dwyer Group

Established in 1962, Glass Doctor offers complete glass replacement, service and repairs to the automotive, residential and commercial markets. The Dwyer Group, based in Waco, Texas, owns six franchisor corporations that sell and support different services, including Glass Doctor.

The Dwyer Group was acquired on October 30, 2003, in a going private leveraged buyout by an affiliate of The Riverside Company, a private equity firm with offices in New York, Cleveland, Dallas and San Francisco.

Forward-Looking Statements

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions; ii) economic conditions and the cyclical nature of the worldwide commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully utilize production capacity and project managers; (B) the Auto Glass segment: i) changes in market dynamics; ii) market seasonality; iii) highly competitive, fairly mature industry; and iv) performance of the PPG Auto Glass, LLC joint venture; and (C) the Large-Scale Optical segment: i) new product introductions and management of product life cycles; ii) intensely competitive markets; iii) highly cyclical markets that are impacted by economic slowdowns; iv) dependence on a relatively small number of customers; and v) ability to utilize manufacturing facilities. Additional factors include: i) quarterly revenue and operating results that are volatile and difficult to predict; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that

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other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the forgoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Report on Form 10-K for the fiscal year ended March 1, 2003.